TAUBMAN CENTERS, INC.

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

(Effective as of May 18, 2005)

The Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan, as it may be amended from time to time (the “Plan”), is intended to provide to the Directors of Taubman Centers, Inc., a Michigan corporation (the “Company”) incentives to continue to serve on the Board of Directors, to attract new Directors with outstanding qualifications, and to strengthen the alignment of the interests of the Directors with those of the shareholders by offering Directors the opportunity to defer their retainer fees in common stock of the Company. The Plan is effective as of May 18, 2005.

Article 1

Definitions

In the Plan, whenever the context so indicates, the singular or plural number, and the masculine, feminine, or neuter gender shall each be deemed to include the other, the terms “he,” “his,” and “him” shall refer to a Director, and the capitalized terms shall have the following meanings:

1.1        “Account” means the record established and maintained to reflect the RSUs credited to the Director pursuant to the Plan, and will not, under any circumstances, constitute or be treated as a trust fund of any kind.

1.2        “Beneficiary” means:  (a) an individual, trust, estate, or family trust who or that, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of a Director under the Plan on the Director’s death; or (b) an individual who, as a result of designation by a Director in a Beneficiary Designation, or as otherwise provided in Article 5, succeeds to the rights and obligations of such Director under the Plan on such Director’s death.

1.3        “Beneficiary Designation” means a writing executed by the Director pursuant to Section 5.1 of the Plan.

1.4	“Board of Directors” means the Board of Directors of the Company.

1.5        “Business Day” means any day on which the New York Stock Exchange is open for trading.

1.6	“Change of Control Event” means either:

(a)        a majority of the Board of Directors is replaced during a 12-month period by directors whose appointment or election was not approved by a vote of at least 50% of the directors comprising the Board of Directors on the date immediately preceding the removal or election; or

(b) the acquisition by any person or more than one person acting as a group other than A. Alfred Taubman or any of his immediate family members or lineal descendants, any heir of the foregoing, any trust for the benefit of any of the foregoing, any private charitable foundation, or any partnership, limited liability company, or corporation owned or controlled by some or all of the foregoing, of ownership of 50% or more of the total fair market value or total voting power of the outstanding voting capital stock of the Company.

1.7        “Committee” means the Nominating and Corporate Governance Committee of the Board of Directors.

1.8        “Common Stock” means the common stock of the Company, par value $0.01 per share.

1.9        “Deferral Election Form” means a form executed by a Director pursuant to Section 3.1 of the Plan.

1.10      “Director” means an individual who is and continues to serve as a member of the Board of Directors; provided, however, that for purposes of this Plan only, “Director” shall not include any member of the Board of Directors who is an employee or officer of the Company or any of its affiliates.

1.11      “Fair Market Value” means the per share value of the Common Stock on the applicable date, and is determined as follows:

(a)If the Common Stock is listed or admitted for trading on any national securities exchange, the Fair Market Value is the closing price per share on such exchange (or, if listed on more than one exchange, the principal said exchange).

(b)If the Common Stock is not traded on any national securities exchange, but is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ System) or any similar system of automated dissemination of quotations of prices in common use, the Fair Market Value is the price per share equal to the mean between the closing high bid and the closing low bid on such system on such date.

(c)If neither paragraph (a) nor paragraph (b) of this definition is applicable, the Fair Market Value on the applicable date is determined by, or in accordance with, a method or formula or process established from time to time by the Board of Directors (or by the Committee if the Board of Directors so directs), in good faith and in accordance with uniform principles consistently applied.

1.12      “Payment” or “Payable” or “Paid” means the issuance by the Company and the transfer to the Director of shares of Common Stock equal to the number of RSUs credited to the Account, with any fractional share being paid in cash.

1.13      “RSU” means the denomination used for deferred retainer fees pursuant to the terms of the Plan, and may be expressed in whole or fractional units. One RSU represents one share of Common Stock transferable to the Director on the Payment date, and shall not represent any ownership interest in any actual shares of Common Stock.

Article 2

Plan Administration

2.1        Administration. Except as otherwise provided in this Plan, the Committee shall administer the Plan in accordance with the Plan’s terms. The Committee may delegate to any person(s) or entity(ies) any of its powers, rights, or obligations under the Plan. The Committee has complete discretionary authority to interpret the Plan, to determine eligibility for and the amount of Payments, to exercise all other rights and powers, and generally do anything needed to operate, manage, and administer the Plan, and its decisions shall be final and binding upon the Directors.

2.2        Expenses of Administration. The Company shall pay all costs and expenses of administering the Plan.

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2.3        Change in Corporate Capitalization. In the event of any change in corporate capitalization, such as a stock split, issuance of stock dividends, or any corporate transaction, such as a merger, consolidation, separation, spin-off, or other distribution of stock or property of the Company, or any partial or complete liquidation of the Company, such adjustment shall be made in the number and/or price of shares of Common Stock that may be subject to outstanding Accounts under the Plan as is consistent with the change and may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Article 3

Participation; Deferral Election Forms

3.1        Deferral Election Forms. Each Director may elect to defer up to 100% of the annual retainer fee he shall receive in any calendar year with respect to his service as a Director, including the portion of his annual retainer fee that would otherwise be paid in stock under the Taubman Centers, Inc. Non-Employee Directors Stock Grant Plan, by executing a written Deferral Election Form. Once the election to defer is made, a Director will not have access to the amounts deferred until service on the Board of Directors has terminated or until the occurrence of a Change of Control Event. Deferrals of less than 100% of a Director’s annual retainer fee will be made first from the cash portion of the Director’s annual retainer fee and then from the portion that would otherwise be paid in stock under the Taubman Centers, Inc. Non-Employee Directors Stock Grant Plan. Each Deferral Election Form must specify the amount the Director elects to defer, must state that the deferred retainer fee will be paid following the termination of the Director’s service pursuant to Section 3.4 of the Plan, and must be executed before the first day of the taxable year in which the Director will earn the retainer fee subject to the Deferral Election Form or, if later, within 30 days after he first becomes eligible for the Plan. A Deferral Election Form will not apply to any retainer fees earned or paid prior to the date the Deferral Election Form is executed.

3.2        Establishment of Accounts. An Account shall be established for each Director. Each Account will be credited with the number of whole and fractional RSUs equal to the deferred retainer fee divided by the Fair Market Value of the Common Stock on the Business Day immediately before the date the Director would otherwise have been entitled to receive the retainer fee subject to the Deferral Election Form.

3.3        Dividends. On each day that the Company pays any cash dividends on the outstanding shares of Common Stock, each Director’s Account shall be credited, as of the record date of the applicable dividend payment, with the number of whole and fractional RSUs equal to the dividend declared and paid on a single share of Common Stock multiplied by the total number of RSUs credited to the Director’s Account on the record date of the applicable dividend payment, divided by the Fair Market Value of a single share of the Common Stock on the Business Day immediately before the record date of the applicable dividend payment.

3.4        Vesting and Payment of Accounts. Each Account shall be 100% vested at all times, and shall be Paid to the Director as soon as administratively practicable following the termination of the Director’s service on the Board of Directors.

3.5        Director to Have No Rights as a Company Shareholder with Respect to RSUs. A Director shall have no rights as a shareholder in the Company with respect to RSUs in his Account.

3.6        Statement of Account. Within 100 days after the end of each calendar year, the Committee shall submit to each Director a statement of his Account setting forth the RSUs credited to his Account and the current fair market value of the Common Stock as of the close of business on December 31st of such calendar year, or as of such other date(s) as the Committee shall select.

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Article 4

Amendment and Termination of the Plan

4.1        Amendment or Termination of the Plan. The Plan will remain in effect until it is terminated or abandoned by action of the Company. The Company may from time to time suspend, discontinue, revise, amend, or terminate the Plan in any respect whatsoever; provided, however, that except with the written consent of a Director, no suspension, revision, amendment, or termination of the Plan shall alter or impair any retainer fees previously deferred by such Director under the Plan. If the Plan is terminated, no subsequent retainer fees shall be deferred after the effective date of the termination, and any Account outstanding at the time of termination shall become Payable pursuant to Section 3.4 of the Plan following the termination of the Director’s service on the Board of Directors.

4.2        Change of Control Event. On the occurrence of a Change of Control Event, the Plan shall terminate immediately, without any further action on the part of the Committee, and each Director shall be Paid his Account as soon as administratively feasible.

Article 5

Beneficiary Designation

5.1        Beneficiary Designation. Each Director may, at any time, designate a Beneficiary or Beneficiaries (principal and contingent) to whom Payment under the Plan will be made in the event of the Director’s death prior to Payment to the Director under the Plan. Such designation may be changed at any time prior to the Director’s death, without consent of any previously designated beneficiary. All designations must be made in writing. A Beneficiary Designation shall be effective only if properly completed and only on receipt by the Committee. Any properly completed Beneficiary Designation received by the Committee prior to the Director’s death shall automatically revoke any prior Beneficiary Designation. In the event of divorce, the person from whom such divorce has been obtained shall be deemed to have predeceased the Director in determining who shall be entitled to receive Payment pursuant to such Director’s Beneficiary Designation, unless the Director completes and submits after the divorce a Beneficiary Designation which designates the former spouse as the Director’s Beneficiary for purposes of the Plan.

5.2        In the Event of No Valid Designation. If a Director fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease (or are deemed to predecease) such Director or die prior to Payment of such Director’s Account, then such Director’s designated Beneficiary shall be deemed to be the person(s) surviving such Director in the first of the following classes in which there is a survivor, share and share alike:

(a)	Such Director’s surviving spouse.

(b)       Such Director’s children, except that if any of such Director’s children predecease the Director but leave issue surviving, then such issue shall take, by right of representation, the share their parent would have taken if living. The term “children” shall include natural or adopted children but shall not include a child (or children) placed for adoption or foster care.

(c)	Such Director’s estate.

5.3        Dealings with Beneficiaries or Representatives of a Director. The Committee may require such proper proof of death and such evidence of the right of a Beneficiary to receive Payment of the Account as the Committee deems necessary or advisable. The Committee’s determination of the right of any Beneficiary to receive Payment of the Director’s Account under the Plan shall be conclusive.

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Article 6

General Provisions

6.1        Status of Each Director is that of an Unsecured General Creditor. Each Director and his Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company or of any affiliate of the Company. Assets of the Company or such other entities shall not be held under any trust for the benefit of any Director or his Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s and such other entities’ assets shall be, and remain, the general unrestricted assets of the Company or such other entities. The Company’s sole obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to Pay Directors in the future, subject to the conditions and provisions of the Plan.

6.2        Nonassignability. A Director’s rights and interests under the Plan may not be assigned or transferred. No part of the amounts Payable under the Plan shall, prior to actual Payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Director or any other person, or be transferable by operation of law in the event of a Director’s or any other person’s bankruptcy or insolvency.

6.3        Execution. To record the adoption of the Plan, the Company has caused the execution hereof this 18th day of May, 2005.

TAUBMAN CENTERS, INC.

a Michigan corporation

By:	/s/ Lisa A. Payne
Lisa A. Payne

Its:	Executive Vice President and
Chief Financial and Administrative Officer

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